Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-38923, 333-43694, 333-43696, and 333-113574) pertaining to the Amended and Restated 1997 Incentive Stock Option Plan, the 1994 Paxar Corporation Employee Stock Purchase Plan, As Amended, the Paxar 2000 Long Term Performance and Incentive Plan, and the 2000 Long Term Performance and Incentive Plan, of our reports dated March 9, 2006, with respect to the consolidated financial statements and schedule of Paxar Corporation, Paxar Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Paxar Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.


/s/ Ernst & Young LLP

Stamford, Connecticut
March 9, 2006






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